Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of October, 2014 (“Effective Date”), by and between Marathon Patent Group, Inc. a Nevada corporation with an address at 11100 Santa Monica Blvd Suite 380 Los Angeles, CA 90025, and Umesh G Jani, with an address at 2162 Trenton Way, Allen, TX 75013 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its Chief Technology Officer and SVP Licensing and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.           Employment and Duties.  The Company agrees to employ and Executive agrees to serve as the Company's Chief Technology Officer and SVP Licensing.  The duties and responsibilities of Executive shall include the duties and responsibilities as the Chief Executive Officer may from time to time reasonably assign to Executive.

Executive shall devote all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.

2.           Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement, as applicable.  “Employment Period” shall mean the initial two (2) year term plus renewal periods, if any.

3.           Place of Employment.  Executive’s job sites shall be as agreed to between the CEO and Executive.  The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

   4.           Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an initial base salary (the "Base Salary") of $225,000.00 per annum. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.           Incentive Compensation.  During the Employment Period, Executive shall be eligible to receive annual incentive compensation of up to 100% of Executive’s Base Salary (the “Annual Incentive Compensation”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning Incentive Compensation.  Incentive Compensation shall be paid by the Company to Executive promptly after determination that the relevant targets have been met, but no later than March 15th in the following calendar year, it being understood that the attainment of any financial targets associated with any Incentive Compensation shall not be determined until following the completion of the Company’s annual audit and public announcement of such results.  The “Target Incentive Compensation” criteria for Executive shall be established by the Compensation Committee with respect to each calendar year during the Employment Period.  The Compensation Committee may provide for lesser or greater percentage Incentive Compensation payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time.

6.           Equity Awards.  Executive shall be eligible for such grants of equity awards under the Company’s 2014 Equity Incentive Plan (or any successor or replacement plan adopted by the Board of Directors and approved by the stockholders of the Company) (the “Equity Incentive Plan” or “Plan”) as the Compensation Committee may from time to time determine and as set forth below (the “Share Awards”).  Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall, to the extent permitted under the Plan, supersede any conflicting provisions governing Share Awards provided under the Plan.

Upon execution of this Agreement, Executive shall be awarded ten (10) year stock options to purchase an aggregate of 50,000 shares of Common Stock, with a strike price of $12.80 per share, vesting in thirty-six (36) equal installments on each monthly anniversary of the Effective Date, provided Executive is still employed by the Company on each such vest date (the “2014 Option Award”). Options will be incentive stock options to the extent permitted under the Plan.

7.           Clawback Rights.  Annual Incentive Compensation shall be subject to the Company Clawback Rights (as defined below).  “Company Clawback Rights” shall be defined as follows:  In the event that the Company shall restate or revise any previously announced prior period earnings or other results upon which any Annual Incentive Compensation to Executive shall have been determined (a “Restatement”), any Annual Incentive Compensation resulting from such earnings or results shall be adjusted to retroactively take into account the restated or revised earnings or results, and any excess Annual Incentive Compensation resulting from such restated or revised earnings or results shall be immediately surrendered to the Company.  The Company shall have the right to take any and all action to effectuate the Company Clawback Rights without further action by Executive, by way of setoff. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the company and Executive. The parties acknowledge it is their intention that the foregoing Clawback Rights as related to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) relating to recovery of all ‘incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to tome in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulations as hereafter may be adopted and in effect.

8.           Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

9.           Other Benefits.  During the term of this Agreement, Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.  The Company shall pay one hundred (100%) percent of the cost of individual and dependent insurance coverage for Executive and his dependents.

10.           Vacation.  During the first year of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year and shall continue to accrue thereafter in accordance with the Company’s Employee Handbook, but in no event less than twenty (20) paid vacation days per year.  Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than fifteen (15) consecutive days shall be taken at any one time without the advance approval of the Board of Directors.

11.           Termination of Employment.

(a)            Death.  If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors any earned but unpaid Base Salary and vacation pay, unpaid pro rata Annual Incentive Compensation through the date of death and reimbursement of any and all reasonable and documented expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.  Executive’s heirs, administrators or executors will have the right to exercise Executive’s vested options in accordance with the provisions of the Equity Incentive Plan.

(b)            Disability.  In the event that, during the term of this Agreement Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata Annual Incentive Compensation and unused vacation days accrued through Executive’s last date of Employment with the Company and reimbursement of any and all reasonable and documented expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. Executive’s guardian or conservator will have the right to exercise Executive’s vested options in accordance with the provisions of the Equity Incentive Plan.

For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

    12.           Confidential Information.

(a)           Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder.

(b)           Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

13.           Non-Competition and Non-Solicitation.

(a)           Executive agrees and acknowledges that the Confidential Information that Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b)           Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than two (2%) percent of the outstanding voting shares of any publicly held company), or whether on Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter during the period described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company.  Notwithstanding the restrictions set forth above, Company acknowledges and accepts that Executive has existing investments in various patent assets and Executive represents and warrants that the management of those assets will not interfere in any manner with the management of the Company and Executive’s responsibilities to Company and he will not assume ownership, control or management of any additional investments in any patents assets or other assets that are deemed to be competitive to Company (other than a holder of less than two (2%) percent of the outstanding voting shares of any publicly held company);

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom the Company had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 13(b) shall continue during the Employment Period and until one (1) year following the termination of this Agreement or of Executive’s employment with the Company (including upon expiration of this Agreement).

14.           Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

    15.           Miscellaneous.

(a)           Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 12 or Section 13 of this Agreement. Accordingly, Executive agrees that any breach or threatened breach by him of Section12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)           This Agreement constitute and embody the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersede all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the Kent County, Delaware.

(h)           This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i)           Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

MARATHON PATENT GROUP, INC.

/s/ Doug Croxall Name: Doug Croxall Title: Chief Executive Officer
By: /s/ Umesh G. Jani Umesh G. Jani Executive